                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                       Nine
                                                                      Months
                                                                       Ended
                                                                     September
                                                                        30,
                                                                     ----------
                                                                     1999  1998
                                                                     ----  ----
Net income.......................................................... $ 63  $ 62
Add:
  Interest expense..................................................  141   103
  Amortization of capitalized debt expense..........................    2     1
  Income tax expense and other taxes on income......................   36    34
                                                                     ----  ----
    Earnings as defined............................................. $242  $200
                                                                     ====  ====
Interest expense.................................................... $141  $103
Amortization of capitalized debt expense............................    2     1
                                                                     ----  ----
    Fixed charges as defined........................................ $143  $104
                                                                     ====  ====
Ratio of earnings to fixed charges.................................. 1.69x 1.92x
                                                                     ====  ====